  EXHIBIT 10.25

David Hsu

August 12, 2022

SolarMax Technology, Inc.

3080 12th Street

Riverside, California 92507

Attn: Stephen Brown, CFO

Re: Salary Deferral

Ladies and Gentlemen:

In order to aid SolarMax Technology, Inc., I have, since 2019, deferred a portion of my compensation.  As of the date of this letter, August 12, 2022, I have deferred a total of $1,190,585 (the “Deferred Compensation”) in salary and bonus to which I was entitled under my employment agreement with SolarMax.  This amount reflects salary and bonus that I have deferred during 2019, 2020, 2021 and 2022.  In connection with SolarMax’ proposed public offering, I agree that the Deferred Compensation shall be paid to me as follows.  Commencing on the first to occur of (i) one year from the date of the final prospectus relating to SolarMax’ initial public offering or (ii) January 1, 2024, SolarMax will pay the Deferred Compensation in twelve equal monthly installments, without interest with the first installment being paid on the date set forth in this sentence.  This agreement is subject to completion of SolarMax’ initial public offering by December 31, 2022, and, if the initial public offering is not completed by that date, this agreement shall terminate and be of no force and effect.

Very truly yours,

/s/ David Hsu

AGREED TO:

SOLARMAX TECHNOLOGY, INC.

By:	/s/ Stephen Brown
Stephen Brown, CFO